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                                                                     EXHIBIT 4.2

               FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         THIS FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of December, 1999, by and among INTELLIGENT INFORMATION INCORPORATED, a Delaware corporation (the "COMPANY"), the Purchasers listed on Exhibit A to this Agreement (each, a "SERIES F PURCHASER" and collectively, the "SERIES F PURCHASERS"), BG MEDIA INVESTORS L.P., a Delaware limited partnership ("BG MEDIA"), APEX INVESTMENT FUND III, L.P., a Delaware limited partnership, and APEX STRATEGIC PARTNERS, LLC, a Delaware limited liability company ("APEX"), KEYSTONE VENTURE IV, L.P., a Pennsylvania limited partnership ("KEYSTONE"), and ROBERT M. UNNOLD, STEPHEN G. MALONEY, DONALD F. CHRISTINO and W. PETER DANIELS (the "FOUNDERS" and collectively with the Series F Purchasers, BG Media, Apex and Keystone, the "STOCKHOLDERS").

                              W I T N E S S E T H:

         The Stockholders own substantially all of the issued and outstanding shares of the Common Stock, par value $.01 per share (the "COMMON STOCK"), all of the issued and outstanding shares of the Series B Preferred Stock, par value $.01 per share (the "SERIES B PREFERRED STOCK"), 421 shares of the Series C Preferred Stock par value $.01 per share (the "KEYSTONE SERIES C PREFERRED STOCK"), all of the issued and outstanding shares of the Series D Preferred Stock, par value $.01 per share (the "SERIES D PREFERRED STOCK") all of the issued and outstanding shares of the Series E Preferred Stock, par value $.01 per share (the "SERIES E PREFERRED STOCK"), and all of the issued and outstanding shares of the Series F Preferred Stock, par value $.01 per share (the "SERIES F PREFERRED STOCK") of the Company, in the amounts set forth on Exhibit A annexed hereto (such shares together with all shares of Common Stock issued upon conversion of the Series B Preferred Stock, the Keystone Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock being hereinafter referred to as the "SHARES").

         The Stockholders and the Company consider it to be in their individual and mutual best interests to set forth certain agreements with respect to (i) board representation, (ii) certain corporate actions, (iii) restrictions on the transfer of the Shares, and (iv) certain other matters as hereinafter set forth.

         NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby specifically agreed to and acknowledged, the parties hereby agree as follows:

1.       Board of Directors and Related Matters.
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         1.01 Series F Purchasers' Board Designee. For so long as the Series F
Purchasers own at least fifty percent (50%) of the aggregate number of shares of Series F Preferred Stock, the Series F Purchasers, as a group, shall be entitled to designate one person for election to the Company's Board of Directors (the "BOARD"). Any person designated by the Series F Purchasers for election to the Board pursuant to this Section 1.01 shall be referred to herein as the "SERIES F PURCHASERS' DESIGNEE."

         1.02 BG Media's Board Designee. For so long as BG Media owns at least fifty percent (50%) of the aggregate number of shares of Series E Preferred Stock, BG Media shall be entitled to designate one person for election to the Board. Any person designated by BG Media for election to the Board pursuant to this Section 1.02 shall be referred to herein as the "BG MEDIA DESIGNEE."

         1.03 Keystone's Board Designee. For so long as Keystone owns at least fifty percent (50%) of the aggregate number of shares of Series B Preferred Stock outstanding on the date hereof, Keystone shall be entitled to designate one person for election to the Board (the "KEYSTONE DESIGNEE").

         1.04 Apex's Board Designee; Company Board Designee.

                  (a) For so long as Apex owns at least fifty percent (50%) of the aggregate number of shares of Series D Preferred Stock outstanding on the date hereof, Apex shall be entitled to designate one person for election to the Board (the "APEX DESIGNEE");

                  (b) For so long as Apex owns at least fifty percent (50%) of the aggregate number of shares of Series D Preferred Stock outstanding on the date hereof, the President and Chief Executive Officer of the Company shall designate and elect a director, who was not designated pursuant to Sections 1.01, 1.02, 1.03, 1.04(a) and 1.05 hereof, and who has relevant experience in the Company's business and is acceptable to the President and Chief Executive Officer of the Company, the Series F Purchasers, BG Media, Apex and Keystone (the "COMPANY'S DESIGNEE"). Such designee shall be chosen and appointed on or before June 30, 2000.

         1.05 Founders' Board Designees. Each Founder shall be entitled to serve as a member of the Board for so long as such Founder owns at least 10% of the outstanding voting stock of the Company; provided, however, that in the event any Founder owns less than 10% of the outstanding voting stock of the Company, but the Founders collectively own the amount of outstanding voting stock of the Company set forth below, the Founders shall be entitled to designate the number of members of the Board as follows:

               Aggregate                                   Number of
               Ownership                                   Founders'
               Percentage                                  Designees
               ----------                                  ---------
                   40%                                         4
                   30%                                         3


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
                   20%                                         2
                   10%                                         1

Any person elected to the Board pursuant to this Section 1.05 shall be referred to herein as a "FOUNDER DESIGNEE."

         1.06 Size of the Board. Except in accordance with Section 2 hereof, the number of members of the Board shall be set as follows:

                  (a) For so long as Apex, BG Media or the Series F Purchasers own at least fifty percent (50%) of the aggregate number of shares of Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, respectively, outstanding on the date hereof, the Board shall not, without the affirmative consent of Apex, BG Media or the Series F Purchasers, as the case may be, consist of more than eight (8) members.

                  (b) Subject to Section 1.06(a), to the extent that the size of the Board must be increased or decreased in order to accommodate the Series F Purchasers' Designee, the BG Media Designee, the Keystone Designee, the Apex Designee, the Company's Designee and the Founder Designees to which the Series F Purchasers, BG Media, Keystone, Apex, the Company and the Founders, respectively, are entitled pursuant to Sections 1.01, 1.02, 1.03, 1.04 and 1.05 hereof, the Board shall take all necessary action to increase or decrease its size accordingly, without requiring further action on the part of the Stockholders, and with ownership of the Common Stock, as reflected in the Company's stock transfer ledger, being conclusive evidence of the number of designees to which the Series F Purchasers, BG Media, Keystone, Apex, the Company and the Founders are respectively entitled.

         1.07 Election of Designees. The Company will at all times use its best efforts to cause the Series F Purchasers' Designee, the BG Media Designee, the Keystone Designee, the Apex Designee, the Company Designee and the Founder Designees to be elected to the Board and will refrain from taking any action that would diminish the prospects of the Series F Purchasers' Designee, the BG Media Designee, the Keystone Designee, the Apex Designee, the Company Designee and the Founder Designees being elected to the Board pursuant to Sections 1.01, 1.02, 1.03, 1.04 and 1.05 hereof. Each Stockholder agrees, for so long as this Agreement remains in effect, to vote or cause to be voted, if applicable, all of the shares of Common Stock, Series B Preferred Stock, Keystone Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock now owned or hereafter acquired by such Stockholder, or over which such Stockholder has voting control, and to otherwise use its best efforts, (a) to elect to the Board, at any time that directors are elected to the Board, the Series F Purchasers' Designee, the BG Media Designee, the Keystone Designee, the Apex Designee, the Company Designee and the Founder Designees and (b) other than in accordance with Section 2 hereof, not to increase or decrease or permit the Company to increase or decrease the number of members of the Board except as is necessary to accommodate the Series F Purchasers' Designee, the BG Media Designee, the Keystone Designee, the Apex Designee, the Company Designee and the Founder Designees to which the Series F Purchasers, BG Media, Keystone, Apex, the Company and the Founders, respectively, are entitled pursuant to Sections 1.01, 1.02, 1.03, 1.04 and 1.05


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hereof. Upon any change in ownership of shares of the Company's stock, the
Company and each Stockholder will use their respective best efforts to ensure compliance with the provisions of this Section 1.

         1.08 Observer Rights. For so long as NBC Interactive Media, Inc. owns at least fifty percent (50%) of the number of shares of Series F Preferred Stock purchased by it hereunder, it shall have the right to designate one (1) person to be an observer at each Board of Directors meeting. For so long as Sony Corporation of America and Sony Music, a Group of Sony Music Entertainment Inc. (collectively, "Sony") own at least fifty percent (50%) of the number of shares of Series F Preferred Stock purchased by Sony hereunder, Sony shall also have the right to designate one (1) person to be an observer at each Board of Directors meeting. Each observer and GE Capital Equity Investments, Inc. shall be entitled to receive all documents provided to the directors of the Company, subject to any restrictions under applicable law.

2.       Restrictions on Certain Corporate Actions.

         Except with the affirmative vote of a majority of the Board (which majority must include the affirmative vote of the Series F Purchasers' Designee, the BG Media Designee and either the Keystone Designee or the Apex Designee (or such other existing director designated by BG Media if either Keystone or Apex is no longer represented on the Board (the "BG MEDIA REPLACEMENT DESIGNEE")) on the actions specified in clauses (l) through (p) below), the Board will not:

                  (a) Amend the Certificate of Incorporation or By-laws of the Company;

                  (b) Issue any additional shares of capital stock or securities convertible into shares of capital stock, or options, warrants or other commitments for the issuance of shares of capital stock or such securities (other than pursuant to the Company's 1995 Stock Incentive Plan, as in effect on the date hereof);

                  (c) Retire, redeem or otherwise repurchase, directly or indirectly, any share of the capital stock or other equity securities of the Company;

                  (d) Enter into any agreement, commitment or plan of merger, reorganization or consolidation which would result in the issuance of any shares of the capital stock of the Company or which would result in a disposition of any shares of the capital stock of the Company held or owned by any Stockholder;

                  (e) Create, incur, or assume or suffer to exist, or guarantee, endorse or otherwise become directly or contingently liable for, any indebtedness or other obligation in excess of $75,000 with respect to any single obligation or permit the aggregate amount of such indebtedness or obligation outstanding at any given time to exceed $250,000;

                  (f) Sell, assign, lease or otherwise dispose of any of the Company's material assets;


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                  (g)  Declare or pay any dividends, in cash or property;

                  (h) Increase or enter into any agreement or arrangement to increase the aggregate annual base compensation of any officer, director or employee of the Company to any amount greater than $150,000;

                  (i) Commence, or cause to be commenced, any bankruptcy, reorganization, debt arrangement or proceeding under any bankruptcy or insolvency law, or any disposition or liquidation proceeding;

                  (j) File a registration statement, under the Securities Act of 1933, as amended, with respect to any securities of the Company, except pursuant to the Third Amended and Restated Registration Rights Agreement of even date herewith by and among the parties hereto;

                  (k) Enter into or materially amend any contract, agreement or other arrangement with any officer, employee, director or holder of at least 5% of the Company's outstanding voting stock;

                  (l) Commence any business not directly related to the present (or presently proposed) business of the Company;

                  (m) Increase or decrease the size of the Board except as is necessary to elect the Series F Purchasers' Designee, the BG Media Designee, the Keystone Designee, the Apex Designee, the Company Designee and the Founder Designees to which the Series F Purchasers, BG Media, Keystone, Apex and the Founders, respectively, are entitled pursuant to Sections 1.01, 1.02, 1.03, 1.04 and 1.05 hereof, subject to Section 1.06(a) hereof;

                  (n) Approve the Company's annual budgets, business plan and marketing plans;

                  (o) Approve compensation matters related to the Company's Chairman of the Board and President and Chief Executive Officer; or

                  (p) Approve any other matter not in the ordinary course of business.

3.       Restrictions on Transfer of Shares.

         3.01 Transfer of Stockholder Shares. Except as hereinafter provided, no Stockholder shall sell, assign, transfer, give, pledge, encumber or otherwise dispose of all or any part of such Stockholder's Shares to any person, trust, association, partnership, firm, corporation or other legal entity (a "Transfer"), except as expressly permitted pursuant to this Agreement and except for any pledge, lien, security interest, control arrangement or other encumbrance granted to, or arising by operation of law in favor of, any lender (or other financing entity) or securities broker/dealer (or similar entity) to or in respect of any Stockholder, or any transfers in connection with such party's exercise of its rights therewith.


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         3.02 Permitted Transferees. A Stockholder may Transfer all or any part of his or its Shares in accordance with the redemption right contained in the Restated Certificate of Incorporation, as amended, and the Certificate of Designations of the Series F Preferred Stock or to a Permitted Transferee (as hereinafter defined) without first complying with Section 4 or Section 5, provided that prior to effecting such Transfer, the Permitted Transferee shall execute a counterpart of this Agreement in accordance with Section 9 hereof, thereby evidencing that the Shares to be held by such Permitted Transferee shall remain subject to this Agreement and that such Permitted Transferee has become a Stockholder for purposes of, and is bound as such by the terms of, this Agreement. For purposes of this Agreement, the term "PERMITTED TRANSFEREE" of a Stockholder shall mean (i) if such Stockholder is a corporation, any Affiliate (as defined below) of such corporation, (ii) if such Stockholder is a limited partnership, any current or former general or limited partner of such limited partnership, (iii) if such Stockholder is a limited liability company, any current or former member of such Stockholder, (iv) if such Stockholder is an individual, such Stockholder's spouse or lineal descendants, or any trust or other entity created and existing solely for the benefit, directly or indirectly, of any such person or persons, or, upon the death of any such Stockholder, such Stockholders' estate, administrator or executor, provided that under the terms of such Stockholder's will or under the applicable laws of intestate succession, such Stockholder's Shares are to be transferred solely to a Permitted Transferee or Permitted Transferees in accordance with the requirements of this Section 3.02, and (v) with regard to any of the foregoing, the Company, if the Transfer is made pursuant to any redemption right contained in the Restated Certificate of Incorporation, as amended, and the Certificate of Designations of the Series F Preferred Stock. For purposes of this Agreement, an "Affiliate" of an entity shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the entity. Notwithstanding the foregoing, a Stockholder may, in one or a series of transactions, Transfer up to an aggregate of 2.5% of the total number of Shares outstanding, without being subject to, or complying with, the provisions of Sections 4 and 5, provided, however, that each of Robert M. Unnold and Stephen G. Maloney shall not, so long as they are employed by the Company in a management position, be permitted to Transfer more than 20% of his individual holdings during the five (5) year period after the date hereof except in the case of the sale by the Company of all or substantially all of its business or assets, the sale of all or substantially all of the capital stock by the Company's shareholders as a whole and Board-approved changes to the Company's stock option plans or for estate planning purposes.

4.       Stockholder's First Offer Rights.

         4.01 Except as permitted by Section 3.02 hereof, no Stockholder shall Transfer all or any portion of the Shares owned by such Stockholder without, at least forty-five (45) days prior to any such proposed Transfer, giving concurrent written notice to the Company and the other Stockholders of (i) the number and class of Shares he or it proposes to Transfer, (ii) the total number of shares of such class then owned by the selling Stockholder, (iii) the name and address of the proposed transferee and (iv) the terms of the proposed Transfer (the "TRANSFER NOTICE"). The date on which the Company receives a Transfer Notice is referred to as the "NOTICE DATE". The Stockholders agree that, in the event they propose to sell any Shares for consideration other than cash, the selling Stockholder shall, at his or its cost, obtain an appraisal of the proposed


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consideration for the purpose of valuing such offer in connection with the First
Offer Rights hereunder.

         4.02 The Transfer Notice shall constitute an offer to sell such portion of the Shares to all remaining Stockholders at a price per share and on the same terms as set forth in the Transfer Notice. Under such circumstances, each remaining Stockholder shall have the option to purchase all or any portion of his or its pro rata share (in relation to all of the other Stockholders and assuming the conversion of all outstanding securities convertible into shares of Common Stock) of the Shares proposed to be Transferred. A Stockholder who elects to exercise such option must do so in writing, to the Stockholder proposing the Transfer, within twenty (20) days of the Notice Date. Any stock with respect to which the option is not exercised shall be subject to an option to purchase in favor of the other remaining Stockholders, at the same price per share and on the same terms, on a pro rata basis. Any remaining Stockholders electing to exercise such option shall notify the Stockholder proposing the Transfer in writing within ten (10) days after the expiration of the twenty (20)-day period set forth above.

         4.03 If the option under this Section 4 to purchase the Shares that are proposed to be Transferred is not exercised in its entirety by one or more of the remaining Stockholders within thirty (30) days of the Notice Date, then such Stockholder shall, subject to Section 5 of this Agreement, be free to dispose of all, but not less than all, of the Shares proposed to be Transferred; provided, however, (i) that such Transfer shall be made in strict accordance with the terms of the proposed Transfer described in the Transfer Notice, (ii) the proposed transferee executes a counterpart of this Agreement in accordance with
Section 9 hereof, thereby evidencing that the Shares to be held by the proposed transferee remain subject to this Agreement and that the proposed transferee has become a Stockholder, for purposes of, and is bound as such by the terms of, this Agreement and (iii) that such Transfer is consummated within ninety (90) days after the Notice Date. After the expiration of such ninety (90)-day period, all Shares then owned by the Stockholder that proposed the Transfer shall again be subject to the provisions of this Agreement as though the offer pursuant to this Section 4 had not previously been made. The certificates representing any Shares registered in the name of such transferee shall bear the legend provided for in Section 10 hereof.

         4.04 If the offer of the selling Stockholder pursuant to this Section 4 is accepted, the closing of the purchase of the offered Shares shall be held at the principal executive office of the Company within forty (40) days after the Notice Date, on the date and at the hour set forth in a written notice given by the Company to the selling Stockholder and the remaining Stockholders. The purchasing party shall deliver to the selling Stockholder at the closing the full purchase price payable for the Shares by means of any official bank check or certified check, and the selling Stockholder shall deliver to the purchasing party share certificates representing the Shares being purchased by the purchasing party, duly endorsed in blank for transfer or with other documents as may be necessary or appropriate, in the reasonable opinion of counsel for the purchasing party, to effectuate the Transfer to the purchasing party.


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5.       Tag-Along Rights.

         5.01 In the event that any Stockholder other than any Series F Purchaser (a "SELLING STOCKHOLDER") proposes to Transfer Shares which either alone or together with all other Shares Transferred by such Stockholder represent in excess of 7.5% of the total Shares owned by such Selling Stockholder, and if the remaining Stockholders have not exercised their rights under Section 4.02 hereof, then at least fifteen (15) days prior to any such Transfer, the Selling Stockholder shall give concurrent written notice (the "TAG-ALONG TRANSFER NOTICE") to the Company and the remaining Stockholders of
(i) the number and class of Shares proposed to be transferred, (ii) the total number of Shares then owned by the Selling Stockholder, (iii) the name and address of the proposed transferee and (iv) the terms of the proposed Transfer. The Tag-Along Transfer Notice shall be signed both by the Selling Stockholder and by the proposed transferee and must constitute a binding commitment of both such parties for the transfer of such Shares, subject only to the Tag-Along Right (as hereinafter defined). The date on which the Company receives a Tag-Along Transfer Notice is referred to as the "TAG-ALONG NOTICE DATE." Total Shares outstanding shall include all Shares on a converted or exercised basis.

         5.02 The Tag-Along Transfer Notice shall constitute an offer by the proposed transferee to purchase a portion of the Shares proposed to be so Transferred from each remaining Stockholder. Under such circumstances, each remaining Stockholder may elect to sell to the proposed transferee, at a per share price and on the same terms as were offered to the Selling Stockholder as set forth in the Tag-Along Transfer Notice, a percentage of the Shares proposed to be so Transferred, such percentage equal to the percentage which the Shares owned by such remaining stockholder represent of the total Shares outstanding, in each case assuming the conversion of any securities convertible into shares of Common Stock (the "Tag-Along Right"). A Stockholder who elects to exercise his or its Tag-Along Right must do so in writing, to the Selling Stockholder, within five (5) days of the Tag-Along Notice Date. The consummation of the purchase of the Selling Stockholder's Shares and any remaining Stockholders' Shares being sold pursuant to the Tag-Along Right, if any, shall be made contemporaneously by the proposed transferee.

6.       Pre-emptive Purchase Rights.

         In the event of any offering of shares of Common Stock or other security of the Company convertible into or exercisable for the Common Stock other than pursuant to an underwritten public offering (excluding (i) issuances of shares of Common Stock pursuant to conversion of the shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, (ii) shares issuable pursuant to warrants outstanding on the date hereof or options to purchase up to 2,264,000 shares of Common Stock granted or to be granted under the Company's 1995 Incentive Stock Plan or any successor plan or (iii) other securities outstanding as of the date hereof), the Company shall send written notice thereof to each Stockholder not less than forty-five (45) days prior to such public or private offering, which notice shall set forth all material terms of the proposed transaction, including, without limitation, the manner of sale and the per share sale price or the amount and type of other consideration to be received by the Company. In the event that the Company offers shares


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
or other securities where the value of such shares or other securities is based upon a valuation of the Company that is equal to or greater than $47.5 million, then each of the Series F Purchasers, as a group, and BG Media shall have the first right, by sending irrevocable written notice thereof to the Company within twenty (20) days after receipt of the Company's notice, to purchase up to Ten Million Dollars ($10,000,000) of such shares or other securities being offered by the Company at the same price offered to the public or in the private offering (or, if the sale is not for cash, at the fair market value of the property or other consideration received by the Company (as determined by an independent third party appraiser selected by a majority vote of the shares held by the Series F Purchasers, BG Media, Keystone and Apex)), of which up to Two Million Dollars ($2,000,000) of the shares or other securities purchased by BG Media may be allocated and transferred, in BG Media's sole discretion, to Banque Paribas or its affiliates, and the other Stockholders shall have the right, by sending irrevocable written notice thereof to the Company within thirty (30) days after receipt of the Company's notice, to purchase their pro rata portion of the remaining shares or other securities, if any, in the offering on the same basis as the Series F Purchasers, as a group, and BG Media. In the event that the Company offers shares or other securities where the value of such shares or other securities is based upon a valuation of the Company that is less than $47.5 million, then each Stockholder shall have the right, by sending irrevocable written notice thereof to the Company within twenty (20) days after receipt of the Company's notice, to purchase at the same price sold to the public or in the private offering (or, if the sale is not for cash, at the fair market value of the property or other consideration received by the Company (as determined by an independent third party appraiser selected by a majority vote of the shares held by the Series F Purchasers, BG Media, Keystone and Apex)), such number of shares of Common Stock or other securities as is necessary to maintain its or his respective percentage ownership of Shares as it existed immediately prior to such offering. A closing for the purchase of Common Stock or other securities pursuant to this Section 6 shall occur on the later of (i) the date on which such public or private offering occurs and (ii) such later date as may be agreed to by the Stockholders who have exercised their rights hereunder and the Company, at a time and place specified by such Stockholders in a notice provided to the Company at least ten (10) days prior to such closing. In connection with such closing, the Company and such Stockholders shall provide such customary closing certificates and opinions as such Stockholders or the Company, as appropriate, shall reasonably request.

7.       Anti-Dilution Protections.

         In the event that the relative ownership percentages of Shares, as among the Stockholders, should be altered, as a result of a stock split, stock dividend or combination of Shares or any reclassification, reorganization, redesignation, merger, consolidation, recapitalization, split-up, spin-off, distribution to stockholders, combination of Shares or otherwise (other than pursuant to a transaction to which Section 6 would apply or as a result of any Transfer of Shares by any Stockholder), the number of Shares held by the Stockholders shall be appropriately and proportionately adjusted to maintain, after giving effect to such action, among the Stockholders, the same relative ownership percentages of Shares as existed immediately prior to such action.

8.       Enforceability.


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         8.01 Specific Performance. The parties hereto recognize and hereby acknowledge that it is impossible to measure in money the damages which would result to a party hereto by reason of a failure of any of the parties hereto to perform any of the obligations imposed upon it or him under this Agreement. Therefore, if any party hereto should institute an action or proceeding to enforce the provisions hereof, any person, including the Company, against whom such action or proceeding is thereby brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any action or proceeding the claim or defense that such a remedy at law exists.

         8.02 Separate Agreement. The parties hereto recognize, acknowledge and agree that this Agreement constitutes a separate agreement independently supported by good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, and that this Agreement shall be interpreted, construed and enforced separate and apart from any other agreements between or among the parties hereto. The parties hereto further agree that no claim or cause of action of any party hereto against any other party hereto arising under any other agreement between or among the parties hereto or out of any set of facts shall constitute a defense to the enforcement of this Agreement.

9.       Additional Parties Hereto.

         9.01 Permitted Transferees. Any Permitted Transferee of a Stockholder who hereafter becomes a holder of Shares shall and must become a party hereto by signing a counterpart signature page. Any such party executing this Agreement shall thereafter be a party to this Agreement as fully and to the same extent as if he or it had been an original signatory party hereof and shall be deemed to be a "Stockholder" for the purposes hereof.

         9.02 Other Transferees. Unless this provision is expressly waived in writing by all Stockholders, any person who hereafter acquires shares from the Stockholders in excess of 2.5% of the total Shares outstanding shall and must become a party hereto by executing a counterpart signature page. Any such party executing this Agreement shall thereafter be a party to this agreement as fully and to the same effect as if he or it had been an original signatory party hereof and shall be deemed to be a Stockholder for the purposes hereof.

10.      Legends on Stock Certificates.

         10.01 In addition to compliance with the terms of this Agreement, no Transfer of Shares may be made except in compliance with applicable federal and state securities laws. Accordingly, each certificate representing Shares now or hereafter held by or issued to any Stockholder shall have placed thereon a legend in substantially the following form:

             "THE SECURITIES ACT OF 1933 AND STATE SECURITIES LAWS

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and cannot be sold or transferred unless (i) a Registration Statement under the Securities Act of 1933, as amended, and any applicable state securities laws is then in effect with respect to the securities represented hereby; or (ii) a written opinion from legal counsel reasonably acceptable to the issuer is obtained to the effect that an exemption from registration under the Securities Act of 1933, as amended, and any applicable state securities laws is available with respect to the proposed sale or transfer and that no such registration is required; or (iii) a no action letter or its then equivalent with respect to such sale or transfer has been issued by the Staff of the Securities and Exchange Commission and any applicable state securities governmental body."

         10.02 In addition to the foregoing, each certificate representing shares of stock of the Company subject to this Agreement shall bear in conspicuous type the following legend:

                  "The shares of stock represented by this certificate (and all transfers thereof) are subject to the terms of a Fourth Amended and Restated Stockholders Agreement, dated as of December 22, 1999 (and all amendments thereto), by and among certain stockholders of the Company and the Company, a copy of which is on file at the main office of the Company. Any sale, assignment, transfer, gift, pledge, encumbrance or other disposition of the shares evidenced by this certificate not in conformity with said Agreement shall be invalid."

11. Termination. Unless earlier terminated by agreement of the parties hereto, including all of the Stockholders and their Permitted Transferees who may hereafter become party hereto, this Agreement shall terminate upon the earlier to occur of (a) the twentieth (20th) anniversary of the date hereof and (b) such time as the Company shall have successfully completed an underwritten public offering of its Common Stock.

12. Notices. All communications in connection with this Agreement shall be in writing and shall be deemed properly given if hand delivered or sent by telecopier (provided that such communication is confirmed by same-day deposit in the United States mail) or overnight courier with adequate evidence of delivery or sent by registered or certified mail, return receipt requested, and, if to a Stockholder, addressed to such Stockholder's address as shown on the signature page or other such address or persons as such Stockholder may designate from time to time, and if to the Company, at its offices at:

                  Intelligent Information Incorporated
                  181 Harbor Drive
                  Third Floor
                  Stamford, CT 06902
                  Attention: Stephen G. Maloney

                             President and Chief Executive Officer

         with a copy to:

                  Piper Marbury Rudnick & Wolfe LLP
                  1251 Avenue of the Americas
                  New York, NY 10020
                  Attention: Michael Hirschberg, Esq.

or such other addresses or persons as the recipient shall have designated to the sender by a written notice given in accordance with this Section. Any notice called for hereunder shall be deemed given when received.

13. Entire Agreement. This Agreement, that certain Stock Purchase Agreement of even date herewith between the Series F Purchasers and the Company (the "SERIES F PURCHASE AGREEMENT"), that certain Stock Purchase Agreement dated as of February 1, 1999 between BG Media and the Company (the "BG MEDIA PURCHASE AGREEMENT"), that certain Third Amended and Restated Registration Rights Agreement of even date herewith, those certain Put Option Agreements of even date herewith, dated as of February 12, 1999 and as of August 11, 1998 by and among the parties thereto, that certain Preferred Stock Purchase Agreement dated August 30, 1996 between Keystone and the Company and that certain Series D Preferred Stock Purchase Agreement dated as of August 11, 1998 between Apex and the Company constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and are the final, complete and exclusive expression of the terms and conditions thereof; provided, however, that to the extent that any provisions in the foregoing agreements are contrary to the provisions of the Related Agreements dated as of the date hereof, the provisions of the Related Agreements dated as of the date hereof shall control. All prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

14. Modification. No addition to or modification of any provision contained in this Agreement shall be effective unless fully set forth in writing signed by the parties hereto.

15. Governing Law. This Agreement shall be governed and construed under the laws of the State of New York (without giving effect to principles of conflicts of law).

16. Successors and Assigns. The rights and obligations set forth in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, permitted transferees, successors and assigns.

17. Captions. The captions of the several sections and paragraphs of this Agreement are included for reference only and shall not limit or otherwise affect the meaning thereof.

18. Amendments. Neither this Agreement nor any term or provision hereof may be amended, waived, discharged or terminated except in writing signed by all parties to this Agreement.

19. Arbitration. Any dispute arising in connection with this Agreement shall be submitted to binding arbitration in accordance with Section 9.10 of that certain Stock Purchase Agreement of even date herewith between the Company and the Series F Purchasers.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date and year first above written.

                                       INTELLIGENT INFORMATION INCORPORATED

                                       By: /s/ Stephen G. Maloney
                                           -------------------------------------
                                           Stephen G. Maloney
                                           President and Chief Executive Officer

                                       BG MEDIA INVESTORS L.P.
                                           399 Park Avenue
                                           19th Floor
                                           New York, NY 10022

                                           By: BG Media Investors LLC,
                                               its General Partner

                                       By: /s/ J. William Grimes
                                           -------------------------------------
                                               J. William Grimes
                                               Member

                                       KEYSTONE VENTURE IV, L.P.
                                                1601 Market Street
                                                Philadelphia, PA  19103

                                                By: Keystone Venture IV
                                                    Management Company L.P.,
                                                    its General Partner

                                                By: Keystone MCGP, Inc.,
                                                    its General Partner

                                       By: /s/ Kerry J. Dale
                                           -------------------------------------
                                           Kerry J. Dale
                                           Vice President

                                       APEX INVESTMENT FUND III, L.P.
                                                233 South Wacker Drive
                                                Suite 9600
                                                Chicago, IL 60606

                                                By: Apex Management III, LLC
                                                By: Stellar Investment Co.

                                       By: /s/ James A. Johnson
                                           -------------------------------------
                                               James A. Johnson
                                               President

                                       APEX STRATEGIC PARTNERS
                                               233 South Wacker Drive
                                               Suite 9600
                                               Chicago, IL 60606

                                               By: Apex Management III, LLC
                                               By: Stellar Investment Co.

                                       By: /s/ James A. Johnson
                                           -------------------------------------
                                               James A. Johnson
                                               President

                                       /s/ Robert M. Unnold
                                       -----------------------------------------
                                       ROBERT M. UNNOLD
                                       52 Lanark Road
                                       Stamford, CT  06902

                                       /s/ Stephen G. Maloney
                                       -----------------------------------------
                                       STEPHEN G. MALONEY
                                       1766 Shippan Avenue
                                       Stamford, CT  06902

                                       /s/ Donald F. Christino
                                       -----------------------------------------
                                       DONALD F. CHRISTINO
                                       57 Mitchell Street
                                       Stamford, CT  06902

                                       /s/ W. Peter Daniels
                                       -----------------------------------------
                                       W. PETER DANIELS
                                       21 Susan Place
                                       Katonah, NY  10536

                                       INTELLIGENT INVESTMENT PARTNERS, INC.

                                       By: /s/      [illegible]
                                           ------------------------------------
                                           Name:
                                           Title:
                                           Address:
                                           City, State:
                                           Phone:
                                           Fax:

                                       GE CAPITAL EQUITY INVESTMENTS, INC.

                                       By: /s/  Brian Graff
                                           -------------------------------------
                                           Brian Graff
                                           Vice President
                                           120 Long Ridge Road
                                           Stamford, CT  06927
                                           Phone: 203-357-3982
                                           Fax:   203-961-2088

                                       NBC INTERACTIVE MEDIA, INC.

                                       By: /s/ Margaret T. Murphy
                                           -------------------------------------
                                           Margaret T. Murphy
                                           Vice President
                                           30 Rockefeller Plaza
                                           New York, NY  10020
                                           Phone: 212-664-6163

                                       SPINNAKER CROSSOVER INSTITUTIONAL FUND,
                                           L.P.

                                       By: /s/  Eric Moore
                                           -------------------------------------
                                           Title: Controller
                                           Address: 1875 S. Grant St. Ste. 600
                                           San Mateo, CA  94402City, State, Zip:
                                           Phone: (650) 287-2200
                                           Fax:   (650) 522-8497

                                       SPINNAKER CROSSOVER FUND, L.P.

                                       By: /s/  Eric Moore
                                           -------------------------------------
                                           Title: Controller
                                           Address: 1875 S. Grant St. Ste. 600
                                           San Mateo, CA  94402City, State, Zip:
                                           Phone: (650) 287-2200
                                           Fax:   (650) 522-8497

                                       SPINNAKER CLIPPER FUND, L.P.

                                       By: /s/  Eric Moore
                                           -------------------------------------
                                           Title: Controller
                                           Address: 1875 S. Grant St. Ste. 600
                                           San Mateo, CA  94402City, State, Zip:
                                           Phone: (650) 287-2200
                                           Fax:   (650) 522-8497

                                       KEYSTONE VENTURE V, L.P.

                                           By:  Keystone V Partners, L.P.,
                                                Its General Partner

                                           By:  Keystone Management Co., Inc.,
                                                the General Partner of Keystone
                                                V Partners, L.P.

                                       By: /s/  Kerry J. Dale
                                           -------------------------------------
                                           Kerry J. Dale, Managing Director

                                       SONY CORPORATION OF AMERICA

                                       By: /s/ Marinus N. Henny
                                           -------------------------------------
                                           Name:  Marinus N. Henny
                                           Title: CFO

                                       SONY MUSIC, A GROUP OF SONY MUSIC
                                           ENTERTAINMENT, INC.

                                       By: /s/ Ron Wilcox
                                           -------------------------------------
                                           Name:  Ron Wilcox
                                           Title: Senior Vice President
                                           Business Affairs and Administration

                                       SUSQUEHANNA PARTNERS, GP

                                       By: /s/ Joel Greenberg
                                           -------------------------------------
                                           Joel Greenberg
                                           Managing Director
                                           401 City Line Ave., Suite 220
                                           Bala Cynwyd, PA  19004-1122
                                           Phone: 610-617-2614
                                           Fax:   610-617-2908

                                           with copies to:

                                           Michael J. Howe
                                           Associate Director
                                           Susquehanna Financial Group
                                           401 City Line Ave., Suite 220
                                           Bala Cynwyd, PA  19004-1122
                                           Phone: 610-617-2702
                                           Fax:   610-617-2707

                                           and

                                           Michael L. Spolan, Esq.
                                           General Counsel and Secretary
                                           Susquehanna Financial Group
                                           425 California Street, Suite 1100
                                           San Francisco, CA 94104
                                           Phone: 415-403-6500
                                           Fax:   415-403-6525

                                       CLEARNET COMMUNICATIONS, INC.

                                       By: /s/ John H. Phillips
                                           -------------------------------------
                                           John H. Phillips
                                           Executive Vice President, Carrier
                                           Relations & General Counsel
                                           200 Consilium, Suite 1600
                                           Scarborough, Ont.  M1H 3J3
                                           Phone: 416-279-3009
                                           Fax:   416-279-2995

                                       BT INVESTMENT PARTNERS, INC.

                                       By: /s/ Kristine Cicardo
                                           -------------------------------------
                                           Kristine Cicardo
                                           Vice President
                                           130 Liberty Street
                                           New York, NY  10006
                                           Phone: 212-250-2500
                                           Fax:   212-669-1530

                                       CONNECTICUT DEVELOPMENT AUTHORITY

                                       By: /s/ Donald G. Reed
                                           --------------------
                                           Donald G. Reed
                                           Senior Vice President and Managing
                                           Director
                                           999 West Street
                                           Rocky Hill, CT 06067
                                           Phone: 860-258-7812
                                           Fax:   860-257-7582

                                    EXHIBIT A

         Common Stock
         ------------
         Robert M. Unnold                              2,145,000 Shares
         Stephen G. Maloney                            1,471,666 Shares
         Donald F. Christino                           1,065,000 Shares
         W. Peter Daniels                                220,000 Shares
         Keystone Venture IV, L.P.                        62,858 Shares

         Series B Preferred Stock
         ------------------------
         Keystone Venture IV, L.P.                         1,705 Shares

         Series C Preferred Stock
         ------------------------
         Keystone Venture IV, L.P.                           421 Shares

         Series D Preferred Stock
         ------------------------
         Apex Investment Fund III, L.P.                      802 Shares
         Apex Strategic Partners, LLC                         41 Shares

         Series E Preferred Stock
         ------------------------
         BG Media Investors L.P.                         9,643.2 Shares


         Series F Preferred Stock

         Intelligent Investment Partners, Inc.          1,262.50 Shares
         GE Capital Equity Investments, Inc.            1,262.50 Shares
         NBC Interactive Media, Inc.                    1,262.50 Shares
         Spinnaker Crossover Institutional Fund, L.P.   1,229.50 Shares
         Spinnaker Crossover Fund, L.P.                    17    Shares
         Spinnaker Clipper Fund, L.P.                      16    Shares
         Keystone Venture V, L.P.                         757.50 Shares
         SONY Corporation of America                      757.50 Shares
         SONY Music, A Group of
            SONY Music Entertainment, Inc.                505    Shares
         Susquehanna Partners, GP                         378.75 Shares
         Clearnet Communications, Inc.                    340.87 Shares
         BT Investment Partners, Inc.                     252.50 Shares
         Connecticut Development Authority                206.21 Shares